SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM 11-K

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One):

|X|      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934.

For the fiscal year ended  December 31, 1997

                                       OR

|_|      TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934.

For the transition period from  _______________ to __________________

Commission filed number  0-3021


         A. Full title of the plan and the address of the plan, if different from that of the issuer named below: Victoria Financial Corporation 401(k)Plan


         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          The St. Paul Companies, Inc.
                              385 Washington Street
                            St Paul, Minnesota 55102

                              REQUIRED INFORMATION

         The Victoria Financial Corporation 401(k) Plan (the "Plan") is subject to the financial reporting requirements of Employee Retirement Income Security Act of 1974 (ERISA). In accordance with Instruction E to Form 11-K, the Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed in paper under cover of Form SE.


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

                                  EXHIBIT INDEX




Exhibit                                                           Sequential
Number                  Description                               Page Number


   23                   Consent of Independent Auditors                5


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

                                   SIGNATURES



         The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  Victoria Financial Corporation 401(k) Plan
                                  -------------------------------------------
                                  (Name of Plan)


Date:   June 26, 1998             /s/  ROBERT MUELLER
                                  -------------------------------------------
                                  Name:    Robert Mueller
                                  Title:   President
                                           Victoria Financial Corporation
                                           and Plan Administrator

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

                                   EXHIBIT 23



                         Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-50935) pertaining to the Victoria Financial Corporation 401(k) Plan of our report dated July 7, 1998, with respect to the financial statements and schedules of the Victoria Financial Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1997.




                                            /s/ ERNST & YOUNG LLP



Cleveland, Ohio
July 10, 1998

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